                                                                       EX-99.h.3

        FUND ACCOUNTING AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT

     THIS AGREEMENT is made as of the 1st day of October,  2007, (the "Effective
Date") by and between Optimum Fund Trust (the "Fund"),  on behalf of each of its series as listed on Schedule A, having its  principal  place of business at 2005
Market  Street,  Philadelphia,  PA 19103,  and Delaware  Service  Company,  Inc.
("DSC"),  a Delaware  corporation having its principal place of business at 2005
Market Street, Philadelphia, PA 19103.

     WHEREAS, the Fund is registered with the Securities and Exchange Commission
("SEC") as an investment  company under the Investment  Company Act of 1940 (the
"1940 Act");

     WHEREAS,  the Fund has engaged Mellon Bank, N.A. ("Mellon") to provide fund accounting,  financial administration and related services for the Fund pursuant to the Fund Accounting and Financial Administration Services Agreement, dated as of October 1, 2007 (the "Mellon Fund Accounting Agreement");

     WHEREAS,  the Fund desires that DSC perform the fund accounting,  financial administration  and related services described in this Agreement for the Fund to supplement  the  services  provided  by  Mellon  pursuant  to  the  Mellon  Fund
Accounting Agreement;

     WHEREAS,  the Fund also  desires  that DSC  establish  and monitor  certain service level  requirements  with respect to Mellon's  performance of its duties pursuant to the Mellon Fund Accounting Agreement; and

     WHEREAS, DSC is willing to perform the aforementioned services on the terms and conditions set forth in this Agreement;

     NOW,  THEREFORE,  in  exchange  for good and  valuable  consideration,  the receipt and sufficiency of which are  acknowledged,  and intending to be legally bound, the Fund and DSC agree as follows:

     1. Services

     DSC shall perform for the Fund and its series (including all share classes)
listed in Schedule A, the fund accounting,  financial administration and related services set forth in Schedule B to this  Agreement  ("Services").  The Fund may add to, or delete from,  this  Agreement a Fund series  and/or class if the Fund series  and/or class is added to, or deleted  from,  the Mellon Fund  Accounting
Agreement.  Such addition or deletion must be evidenced by amending  Schedule A.
Each  existing  and  future  series of the Fund  (including  all share  classes)
covered by this  Agreement is  individually  and  collectively  referred to as a
"Portfolio."  DSC may  perform  other  services  for the Fund only  upon  terms, conditions  and  compensation  that  DSC and the  Fund  mutually  agree  to,  as evidenced by an  amendment  to this  Agreement or Schedule B. To the extent that
Mellon does not consent to the addition of a new Portfolio or share class to the
Mellon Fund Accounting  Agreement and a different service provider is engaged to provide the fund accounting and financial administration services for such  Portfolio or share  class,  DSC agrees to negotiate in good faith with the
Fund   concerning   the   provision  of  the  fund   accounting   and  financial
administration  oversight  services for such  Portfolio or share class given the scope of  services  to be  provided  by the new fund  accounting  and  financial administration service provider.

     2. Compensation and Expenses

     A. In return for performing the Services,  the Fund shall compensate DSC as set forth in this Section and in Schedule C to this Agreement. Fees due shall be accrued daily.  If this Agreement is lawfully  terminated  before the end of any month,  fees  shall be  calculated  on a pro  rated  basis  through  the date of termination and shall be due upon the Agreement's termination date.

     B.  The Fund  will pay all of its own  expenses  that are  incurred  in the
Fund's  operation and not specifically  assumed by DSC.  Expenses to be borne by the Fund include,  but are not limited to:  pricing,  security and other similar data information vendor services;  organizational expenses; costs of services of
the  Fund's   independent   registered  public  accounting  firm   ("independent
accountant")  and the  Fund's  outside  legal and tax  counsel  (including  such counsel's review of the Fund's registration statements, proxy materials, federal and state tax qualification as a regulated  investment company and any review of reports  and  materials  prepared  by DSC under  this  Agreement);  costs of any services  contracted for by the Fund directly from parties other than DSC; trade association  dues; costs of trading  operations and brokerage fees,  commissions and transfer  taxes in connection  with the purchase and sale of securities  for the Fund;  investment  advisory fees; taxes;  Fund insurance  premiums and other
Fund  insurance-related  fees and expenses  applicable to its  operation;  costs incidental to any meetings of shareholders, including, but not limited to, legal and auditor fees, proxy filing fees and the costs of printing and mailing of any proxy  materials;  costs  incidental to Fund board meetings,  including fees and expenses of Fund board members, but excluding costs specifically assumed by DSC;
the salary and expenses of any  officer,  trustee or employee of the Fund who is not also a DSC employee; registration fees, filing fees, and costs incidental to the preparation,  typesetting,  printing and/or distribution,  as applicable, of the Fund's registration  statements on Forms N-1A, N-2, N-3, N-4, N-6, and N-14, as applicable,  and any amendments  thereto,  shareholder reports on Form N-CSR,
Form N-SAR, Form N-Q, Form N-PX, tax returns, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws;
and other expenses properly payable by the Fund.

     C. The Fund agrees to reimburse DSC for its actual  out-of-pocket  expenses in providing the Services, including without limitation, the following:

          (i)  Electronic transmission expenses incurred by DSC in communicating with the Fund, its investment  advisers (which term, for purposes
               of  this   Agreement,   shall  be   interpreted  to  include  any
               sub-advisers) or custodian, Mellon, dealers or others as required for DSC to perform the Services if a Fund officer  requests  such electronic  transmission  and  provides  DSC with  prior  written approval;

          (ii) The cost of creating  microfilm,  microfiche or electronic copies of Fund records,  and the cost of storage of paper and electronic copies of Fund records;

          (iii) The  charges for  services  provided by the vendors set forth on
               Schedule D;

          (iv) Any  additional  expenses  reasonably  incurred  by  DSC  in  the performance of the Services, provided that: (a) if any individual expense is less than  $1,000,  DSC shall  provide  prior  written notice  to the  Fund to the  extent  practicable;  and (b) if any individual  expense is $1,000 or more, DSC shall obtain the prior written consent of an officer of the Fund;

          (v)  In the event that DSC is requested or  authorized  by the Fund or is required by law, summons, subpoena, investigation, examination or other  legal or  regulatory  process to produce  documents  or personnel with respect to the Services, and so long as DSC is not the subject of the  investigation or proceeding in question,  the
               Fund will  reimburse  DSC for its actual  out-of-pocket  expenses
               (including  reasonable attorneys' fees) incurred in responding to these requests; and

          (vi) Any additional  expenses incurred by DSC at the written direction of a Fund officer.

     D. DSC shall be entitled to receive the following amounts:

          (i)  Any  systems  development  and  project  fees for new or enhanced
               services   requested   by   the   Fund   (including   significant
               enhancements   required   by   regulatory   changes),   and   all
               systems-related expenses associated with the provision of special reports  and  services,  in each  case as  agreed  upon by a Fund officer in advance; and

          (ii) Ad hoc reporting fees billed at an agreed upon rate.

     E. DSC  shall  bill the Fund on a monthly  basis for the fees and  expenses owed to DSC by the Fund  under this  Agreement.  The  monthly  bill shall be set forth on a detailed  invoice in a form mutually agreed upon by DSC and the Fund.
DSC shall send such  invoice to the Fund no later than  fifteen  (15) days after the last day of each month; provided,  however, that the failure by DSC to do so shall not be  considered  a breach of this  Agreement.  The Fund  shall pay such invoice  within fifteen (15) days of receipt of such invoice by the Fund. In the event that the Fund does not receive an invoice  within  fifteen (15) days after the last day of a month,  the Fund shall have fifteen (15) days from the date of receipt of such invoice to pay DSC. Any undisputed fees or expenses that are not paid by the Fund within the  required  time frame shall be subject to a late fee of 1.5% of the amount  billed for each month that such fees or  expenses  remain unpaid,  and the late fee shall be due and payable upon  demand.  If any fees or expenses are disputed by the Fund,  DSC and the Fund shall work together in good faith to resolve the dispute promptly.

     F.  DSC will  assume  responsibility  for the  costs  of its  ordinary  and necessary office facilities (including telephone,  telephone  transmission,  and telecopy expenses),  equipment and personnel to perform the Services,  including the compensation of its employees who serve as Fund trustees or officers. In the event  that  DSC is the  subject  of an  examination,  subpoena,  investigation, proceeding or legal or regulatory  process  relating to the Services it provides to the  Fund  ("DSC  Services  Inquiry"),  and if DSC  requests  that  the  Fund provides, or if the Fund is required by law, summons,  subpoena,  investigation, examination  or other  legal or  regulatory  process,  to produce  documents  or personnel with respect to the Services, then DSC will reimburse the Fund for its actual out-of-pocket expenses (including reasonable attorneys' fees) incurred in responding to these requests.

     3. Length and Termination of Agreement

     A.  The  term of this  Agreement  shall  begin  on the  Effective  Date and continue for an initial  term of seven (7) years (the  "Initial  Term").  Unless otherwise  terminated in accordance with its terms, DSC shall either (i) request that this Agreement be extended for an additional five (5) year period,  or (ii)
indicate  that this  Agreement  will be  terminated  upon the  expiration of the
Initial Term or a Renewal Term (as defined below), as the case may be, in either case by  sending a written  notice of its intent to the Fund no later than three
(3) months prior to the fifth  anniversary  of the Effective Date of the Initial
Term or the third  anniversary  of the effective  date of a Renewal Term (as the case may be). If DSC requests that this  Agreement be extended for an additional five (5) year period and the Fund does not reject such request in writing to DSC by the sixth anniversary of the Effective Date of the Initial Term or the fourth anniversary  of the effective  date of a Renewal Term (as the case may be), this
Agreement  shall be extended for an additional  five (5) year period (a "Renewal
Term").  If either (a) DSC indicates that this Agreement will be terminated upon the  expiration  of the Initial  Term or a Renewal  Term (as the case may be) by sending a  written  notice of its  intent  to the Fund no later  than  three (3)
months prior to the fifth  anniversary of the Effective Date of the Initial Term or the third  anniversary  of the effective  date of a Renewal Term (as the case may be), or (b) the Fund  respond to DSC's  request to extend for an  additional five (5) year period by  rejecting  such request in writing to DSC no later than the sixth  anniversary  of the Effective  Date of the Initial Term or the fourth anniversary  of the effective  date of a Renewal Term (as the case may be), this
Agreement  shall  terminate  upon the  expiration  of the  Initial  Term or such
Renewal Term (as the case may be). Notwithstanding the foregoing, this Agreement shall renew automatically in event that the Mellon Fund Accounting  Agreement is renewed.

     B. A party may  terminate  this  Agreement for one or more of the following reasons,  provided the terminating party provides the applicable  written notice to the other party or parties of the reason for such termination:

          (i)  Non-Renewal:  DSC or the Fund may  decline to extend the terms of this  Agreement  beyond the Initial Term under  subparagraph A of this Section;

          (ii) Mutual  Agreement:  The parties may mutually  agree in writing to terminate this Agreement at any time;

          (iii) "For Cause": A party may terminate the Agreement "For Cause," as defined below, by providing the other party with 60 days' advance written notice;

          (iv) Termination of Investment  Manager:  Upon the  termination of the investment management agreement(s) between the Fund (on behalf of its Portfolio(s)) and its investment adviser,  whether terminated by the investment adviser, the Fund, its board of trustees or its
               shareholders,   this  Agreement  shall  automatically  terminate;
               provided,  however,  that  neither  (a) a  change  in the  Fund's investment  adviser to another  investment  adviser that is under common  ownership with its  investment  adviser or its successor, nor (b) entering into a new investment  management agreement with any such investment  adviser shall  automatically  terminate this
               Agreement.   In  event  of  the  automatic  termination  of  this
               Agreement with respect to the Fund due to the  termination of its investment management agreement,  DSC agrees to negotiate in good faith  with  the  Fund in  connection  with  DSC's  provision  of
               Services  during  the  transition  to a new fund  accounting  and financial administration oversight service provider. For purposes of this  subparagraph  B(iv) only, the term "investment  adviser"
               does not include any subadvisers.

          (v)  Termination of Mellon Fund Accounting  Agreement:  This Agreement
               shall  automatically  terminate in the event that the Mellon Fund
               Accounting  Agreement is terminated,  provided that DSC agrees to negotiate  in good  faith  with the Fund to enter into a new fund
               accounting  and  financial   administration  oversight  agreement
               reflecting  the  appropriate  scope of services to be provided by
               DSC  given the  scope of  services  to be  provided  by  Mellon's successor as fund accounting provider.

     For purposes of subparagraph (iii) above, "For Cause" shall mean:

          (a)  a material  breach of this  Agreement  that has not been remedied for 30 days following written notice by the  non-breaching  party that  identifies in reasonable  detail the alleged failure of the other party to perform,  provided that if such default is capable of being  cured,  then the  defaulting  party is entitled to such longer period as may  reasonably be required to cure such default if the defaulting party has commenced such cure and is diligently pursuing same, but such cure must be completed within 120 days in any event;

          (b)  when a  party  commits  any  act  or  omission  that  constitutes negligence,  willful  misconduct,  fraud or reckless disregard of its duties under this Agreement and that act or omission  results in material adverse consequences to the other party;

          (c)  a final,  unappealable  judicial,  regulatory  or  administrative ruling  or order in which  the  party to be  terminated  has been found guilty of criminal or unethical  behavior in the conduct of its business that directly  relates to the subject  matter of the
               Services; or

          (d)  when a party shall make a general  assignment  for the benefit of its creditors or any proceeding shall be instituted by or against such party to adjudicate it as bankrupt or insolvent,  or to seek to liquidate,  wind up, or reorganize  such party,  or protect or relieve such party's debts under any law, or to

               seek the entry of an order for  relief  or the  appointment  of a receiver,  trustee  or  other  similar  official  for it or for a substantial portion of its assets,  which proceeding shall remain unstayed  for sixty  (60) days or such  party has taken  steps to authorize  any of the above  actions or has become  unable to pay its debts as they mature.

     C. If this  Agreement is terminated by any party  (regardless of whether it is terminated  pursuant to paragraph B. above or for any reason other than those specified in  paragraph  B.  above),  the Fund shall pay to DSC on or before the effective  date of such  termination  any  undisputed and unpaid fees, and shall reimburse DSC for any  undisputed and unpaid  out-of-pocket  costs and expenses, owed to DSC under this Agreement prior to its termination.

     D. If either (i) DSC terminates  this Agreement with respect to the Fund at any time for any reason other than those  specified  in  paragraph B. above,  or
(ii) the Fund  terminates  this  Agreement  with respect to the Fund at any time
"For Cause" under subparagraph B(iii) of this Section,  then DSC shall reimburse the Fund for any Costs and  Expenses  incurred  by the Fund in  connection  with converting  the  Fund  to a  successor  service  provider  with  respect  to the
Services,  including  without  limitation the delivery to such successor service provider,  the Fund  and/or  other  Fund  service  providers  any of the  Fund's property, records, data, instruments and documents.

     E. If this  Agreement is terminated (i) by DSC and/or the Fund, as the case may  be,  at  any  time  for  "nonrenewal"  or  "upon  mutual  agreement"  under subparagraphs B(i) and B(ii), respectively,  (ii) by DSC at any time as a result of the "termination of investment  manager" under  subparagraph  B(iv), (iii) by the Fund at any time for any reason  other than those  specified  in paragraph B above, or (iv) by DSC at any time "For Cause" under subparagraph  B(iii) of this
Section,  the Fund  shall  reimburse  DSC  promptly  for any Costs and  Expenses incurred by DSC in connection with effecting such termination and converting the
Fund to a successor  service  provider with respect to the  Services,  including without  limitation the delivery to such successor  service  provider,  the Fund and/or other Fund service providers any of the Fund's property,  records,  data, instruments and documents.

     F. For purposes of this Section 3, "Costs and Expenses" incurred by a party shall mean any  provable,  reasonable,  customary  and direct costs and expenses actually  incurred by such  party.  For  purposes  of this  Section 3, Costs and
Expenses shall not include any wind-down costs,  including,  without limitation, non-cancelable  lease  payments;  severance  payments  due and payable to DSC or
sub-contractors'   personnel;   unused  equipment  expense;  and  non-cancelable
payments or  termination  charges  regarding  hosting  and other  subcontracting services  that were not  incurred at the written  direction of the Fund and that cannot be  transferred  or  redeployed by DSC. Such party must provide the other party with written evidence of such costs and expenses before the other party is obligated to pay them. Such party also has a duty to mitigate, and must exercise its duty to mitigate, such costs and expenses.  Except as expressly set forth in
Sections 3 and 9 and Schedule C, no party hereto  shall be  responsible  for any costs and expenses or damages of any kind whatsoever  resulting from, related to or otherwise in connection with the termination of this Agreement.

     G. In the  event  of the  termination  of this  Agreement,  DSC  agrees  to cooperate  and act in good  faith  to  ensure  an  orderly  transition  to DSC's successor with respect to the Services  provided  herein.  Without  limiting the generality  of the foregoing  sentence,  DSC agrees that, in the event that this
Agreement is terminated by a party or the parties,  DSC shall deliver the Fund's property,  records,  data,  instruments and documents to the Fund, its successor service  providers  and/or  its  service  providers,  as the case  may be,  in a non-proprietary, commercially available format.

     H. The  termination of this  Agreement with respect to any given  Portfolio shall in no way affect the continued  validity of this Agreement with respect to any other Portfolio.

     4. Amendments, Assignment and Delegation

     A modification  of this Agreement  (which term includes all Schedules) will be effective only if in writing and signed by the parties. No party shall assign the rights or delegate the duties  pursuant to this Agreement  without the prior written consent of the other party, except as follows:

          (i)  DSC may employ  such person or persons it may deem  desirable  to assist it in performing the Services without notice to the
                           Fund;

          (ii) DSC  may  hire a third  party  to  assist  it in  performing  the
               Services  (each a  "Subcontractor").  DSC shall obtain the Fund's prior  written  consent  before DSC  engages a  Subcontractor  to provide  significant  services  or  functions  to  assist  DSC in performing the Services under this Agreement;

          (iii) DSC may  delegate  one or more of the  functions  or assign this
               Agreement to any direct or indirect  majority-owned  affiliate of
               Lincoln  National  Corporation  with prior written  notice to the
               Fund; and

          (iv) A Fund merger or reorganization  that does not result in a change in such Fund's  investment  adviser and where the fund  surviving from  such  merger  or  reorganization  assumes  the  duties  and obligations of such Fund under this  Agreement  shall not require
               DSC's consent.  For purposes of the this sub-paragraph 4(iv), the term "investment adviser" does not include any sub-advisers.

     With respect to the  delegation  of duties under (i), (ii) and (iii) above,
DSC  shall:  (a) be  responsible  for the  acts or  omissions  of such  persons,
Subcontractors  or  affiliates to the same extent as DSC's own acts or omissions under this Agreement;  (b) be responsible for the  compensation of such persons,
Subcontractors   or  affiliates;   and  (c)  not  be  relieved  of  any  of  its
responsibilities  under  this  Agreement  by virtue of the use of such  persons,
Subcontractors  or  affiliates.  However,  if the Fund instructs DSC to engage a specific  Subcontractor for the performance of any of the Services, DSC will not be responsible  for any acts or omissions by, or  compensation  payable to, such
Subcontractor.

     This  Agreement  shall be binding upon,  and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

     5. Documentation

     The Fund  represents  that it has provided or made available to DSC (or has given DSC an opportunity to examine) copies of the following documents,  current as of the Effective Date of this Agreement:

          (i)  The Agreement and Declaration of Trust evidencing the Fund's form of organization and any current amendments thereto;

          (ii) The By-Laws or procedural guidelines of the Fund;

          (iii) Any  resolution  or other action of the Fund or the Fund's board establishing or affecting the rights,  privileges or other status of any class of shares of a Portfolio,  or altering or abolishing any such class;

          (iv) A copy  of a  resolution  of the  Fund  board  appointing  DSC to provide the  Services  for each  Portfolio  and  authorizing  the execution of this Agreement and its Schedules;

          (v)  A copy  of the  Fund's  currently  effective  prospectus(es)  and statement(s) of additional information ("Registration Statement")
               under the Securities Act of 1933 (the "1933 Act") and 1940 Act;

          (vi) Copies of all pertinent Fund policies and procedures  that affect the  Services  that  DSC  is to  provide  under  this  Agreement, including,  but not limited  to,  those  relating  to  valuation, pricing, Section 2(a)(41) of the 1940 Act and Rules 2a-4 and 2a-7
               thereunder, net asset value errors, and "as-of" processing (e.g., relating to error  corrections,  post-trade  revisions or similar processing policies that may exist); and

          (vii) Such  other  documents  that  DSC  reasonably   believes  to  be
               necessary  or  appropriate  in  the  proper  performance  of  the
               Services,  subject to the agreement of the Fund,  which shall not be unreasonably withheld.

     6. Representations and Warranties of the Fund

     The Fund represents and warrants the following:

     A. The Fund is duly organized and validly existing,  in good standing under the laws of the jurisdiction of its  organization,  and qualified to do business in each  jurisdiction  in which the nature or conduct of its  business  requires such qualification.

     B. The Fund has  requisite  authority  and power  under its  organizational documents and  applicable law to execute,  deliver,  consummate and perform this
Agreement;  this Agreement is legally valid, binding and enforceable against the
Fund; and the Fund has all necessary

registrations  and/or licenses  necessary to conduct the activities as described in the Registration Statement.

     C. There is no pending or threatened legal proceeding or regulatory  action that would materially impair the Fund's ability to perform its obligations under this Agreement.  The Fund's  performance of its obligations under this Agreement will not conflict  with or result in a breach of any terms or  provisions of any agreement  to which  the  Fund is a party or  bound,  and does not  violate  any applicable law.

     D. The execution and delivery of this Agreement have been authorized by the
Fund's  trustees and signed by an authorized  Fund officer,  acting as such, and neither such  authorization by the Fund trustees nor such execution and delivery by the  Fund  officer  shall  be  deemed  to  have  been  made  by  any of  them individually  or to impose  any  liability  on any of them  personally,  and the obligations  of this  Agreement are not binding upon any of the Fund trustees or shareholders, but bind only the property of the Fund, as provided in its charter documents.

     7. Representations and Warranties of DSC

     DSC represents and warrants to the Fund the following:

     A. DSC is duly organized as a corporation  in the State of Delaware;  is in good standing; and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

     B. DSC has requisite authority and power under its organizational documents and applicable law to execute,  deliver,  consummate and perform this Agreement;
this Agreement is legally valid,  binding and  enforceable  against DSC; and DSC has all  necessary  registrations  and/or  licenses  necessary  to  perform  the
Services described in Schedule B.

     C. There is no pending or threatened legal proceeding or regulatory  action that would  materially  impair  DSC's  ability to provide  the  Services.  DSC's performance  of the Services will not conflict with or result in a breach of any of the terms or  provisions  of any  agreement to which DSC is a party or bound, and does not violate any applicable law to which DSC is subject.

     D. DSC has completed,  obtained and performed all  registrations,  filings,
approvals,  and  authorizations,   consents  or  examinations  required  by  any
government  or  governmental  authority to which DSC is subject,  to perform the
Services contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

     E. DSC will maintain a fidelity  bond and an insurance  policy with respect to errors  and  omissions  coverage  in form and  amount  that are  commercially reasonable in light of DSC's duties and responsibilities under this Agreement.

     F. DSC has  implemented  and maintains  reasonable  procedures  and systems
(including  reasonable  disaster  recovery  and  business  continuity  plans and procedures  consistent with legal,  regulatory and business needs  applicable to
DSC's  delivery of the  Services) to safeguard  the Fund's  records and data and
DSC's records,  data,  equipment  facilities and other

property that DSC uses in the performance of its obligations hereunder from loss or damage  attributable to fire,  theft,  or any other cause,  and DSC will make such changes to the  procedures  and systems from time to time as are reasonably required for the secure performance of its obligations hereunder.

     EXCEPT AS  EXPRESSLY  PROVIDED IN THIS  AGREEMENT,  THERE ARE NO EXPRESS OR
IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES UNDER THIS AGREEMENT OR
THE PERFORMANCE  THEREOF,  INCLUDING WITHOUT LIMITATION,  THE MERCHANTABILITY OR
FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES  (IRRESPECTIVE OF ANY COURSE OF
DEALING, CUSTOM OR USAGE OF TRADE).

     8. Standard of Care

     DSC shall act in good faith and exercise  reasonable care in performing the
Services under this Agreement. DSC's duties shall be confined to those expressly set forth  herein,  and no  implied  duties are  assumed  by or may be  asserted against DSC hereunder.  In that regard, DSC shall have no responsibility for the actions or activities of any other party, including service providers, except as provided in Section 4.

     9. Indemnification and Limitation of Liability

     A. DSC will not be liable to the Fund for any loss  incurred by the Fund as a result of any error of judgment, mistake of law, act or omission in the course of, or in connection  with the Services  rendered by, DSC under the Agreement in the absence of fraud,  negligence  or willful  misconduct of DSC or the reckless disregard of its duties under the Agreement.

     B. DSC  agrees  to  indemnify,  defend  and hold  harmless  the  Fund,  its
trustees,  officers,   employees,  agents  and  nominees  and  their  respective
successors  and permitted  assigns from and against  claims,  demands,  actions, suits,  judgments,  liabilities,  losses,  fines,  damages,  costs, charges, and counsel fees  (collectively,  "Losses")  resulting directly and proximately from
DSC's  fraud,  negligence  or  willful  misconduct  in  the  performance  of the
Services, or reckless disregard of its duties under this Agreement.

     C. In order for these indemnification  provisions to apply, a party seeking indemnification  or to be held  harmless  shall  fully and  promptly  advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use reasonable care to identify and notify the indemnifying  party in writing promptly  concerning any situation
which   presents   or  appears   likely  to  present  the   probability   of  an
indemnification claim. However,  failure to do so in good faith shall not affect the rights under this  provision  unless the  indemnifying  party are materially prejudiced by such failure. As to any matter eligible for  indemnification,  the indemnified  party  shall act  reasonably  and in  accordance  with  good  faith business  judgment,  and shall not effect  any  settlement  or confess  judgment without  the  consent of the  indemnifying  party,  which  consent  shall not be withheld or delayed unreasonably.

                                       10

     D. The  indemnifying  party shall be entitled to participate in the defense at its own expense,  or assume the  defense,  of any suit brought to enforce any claims subject to this indemnity provision.  If the indemnifying party elects to assume the defense,  it shall be  conducted  by counsel of its choosing  that is reasonably  satisfactory to the indemnified  party; the indemnified  party shall bear the  fees  and  expenses  of any  additional  counsel  it  retains.  If the indemnifying  party does not elect to assume the  defense of such suit,  it will reimburse  the  indemnified  party for the  reasonable  fees and expenses of any counsel the indemnified party retains,  which is reasonably  satisfactory to the indemnifying  party.  The  indemnifying  party  shall not effect any  settlement without the consent of the  indemnified  party  (which  shall not be withheld or
delayed   unreasonably)   unless   such   settlement   imposes   no   liability,
responsibility or other obligation upon the indemnified party and relieves it of all fault.

     E. The parties  shall have a duty to  mitigate  damages for which the other party may become responsible.

     F. No party  hereto  shall be liable to any  other  party for any  special,
indirect,   incidental  or   consequential   damages  of  any  kind  whatsoever.
NOTWITHSTANDING  ANYTHING IN THIS  AGREEMENT TO THE CONTRARY,  IN NO EVENT SHALL
THE FUND,  DSC,  THEIR  AFFILIATES OR ANY OF ITS OR THEIR  TRUSTEES,  DIRECTORS,
OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE,
SPECIAL,  INCIDENTAL,  INDIRECT OR  CONSEQUENTIAL  DAMAGES  (INCLUDING,  WITHOUT
LIMITATION,  ATTORNEYS' FEES), LOSS OF BUSINESS,  OR LOST PROFITS, EACH OF WHICH
IS HEREBY  EXCLUDED BY  AGREEMENT  OF THE  PARTIES  REGARDLESS  OF WHETHER  SUCH
DAMAGES  WERE  FORESEEABLE  OR WHETHER A PARTY OR ANY ENTITY HAS BEEN ADVISED OF
THE POSSIBILITY OF SUCH DAMAGES.

     10. Books and Records, Retention and Rights of Ownership

     A. DSC shall maintain on behalf of the Fund all books and records which are customary  or which are  legally  required to be kept in  connection  with DSC's performance of Services,  including  without  limitation those required by Rules
31a-1 and 31a-2 under the 1940 Act  ("Records")  to the extent that such Records are not  maintained  by Mellon in  connection  with the Mellon  Fund  Accounting
Agreement. DSC will prepare and maintain such Records at the Fund's expense, and the Records shall be the Fund's  property.  DSC will make the Records  available for inspection by the SEC,  including giving the SEC access to the Records,  and otherwise surrender the Records promptly in accordance with Rule 31a-3 under the
1940 Act. DSC will allow the Fund and its authorized persons and representatives to review the Records  during DSC's normal  business  hours or, upon  reasonable notice, at such other times as the Fund may request.

     B.  Notwithstanding  the  foregoing,  all  computer  programs,  systems and procedures  employed or developed by or on behalf of DSC, or on behalf of DSC by system  providers or vendors  used by DSC, to perform the Services  that are not
Records are the sole and exclusive property of DSC.

                                       11

     11. Reports

     A. DSC shall furnish reports to the Fund, its other service providers,  its broker/dealers  and to others that the Fund  designates in writing at such times as are prescribed pursuant to this Agreement to be provided or completed by DSC, or as subsequently  agreed upon by the parties pursuant to this Agreement or any amendment thereto.

     B. DSC will provide reasonable access to the Fund's independent  accountant as well as internal auditors  employed by the Fund's  administrator or affiliate to  periodically  perform a  reasonable  review of DSC's  internal  controls and procedures relevant to the Services.

     12. Notices

     Any  communication,  notice or demand  pursuant to this Agreement  shall be properly  addressed,  in writing and  delivered by personal  service  (including express or courier service),  registered or certified mail, or by facsimile with proof of  proper  transmission  and a means  for  confirmation  of  delivery  to recipient, as follows:

         If to DSC:

                  Delaware Service Company, Inc.
                  2005 Market Street
                  Philadelphia, PA 19103-7094

                  Attention:  General Counsel

                  Telephone:  (215) 255-1360
                  Facsimile:  (215) 255-1131

         If to the Fund:

                  Optimum Fund Trust
                  2005 Market Street
                  Philadelphia, PA 19103

                  Attention:  General Counsel

                  Telephone:  (215) 255-1360
                  Facsimile:  (215) 255-1131

         With a copy to:

                  Stradley Ronon Stevens & Young, LLP
                  2600 One Commerce Square
                  Philadelphia, PA 19103

                                       12

                  Attention:  Lisa A. Duda, Esq.

                  Telephone:  (215) 564-8143
                  Facsimile:  (215) 564-8120

     13. Advice and Reliance

     A. DSC may consult with DSC's or the Fund's counsel, independent accountant and other  experts with  respect to any matter  arising in  connection  with the
Services  performed by DSC, and DSC shall not be liable nor  accountable for any action  taken or omitted by it in good  faith in  accordance  with the advice of such counsel,  independent accountant or other experts. DSC shall in no event be liable to the Fund or any Fund  shareholder  or beneficial  owner for any action reasonably taken pursuant to such advice.

     B. DSC agrees to  cooperate  with the  Fund's  independent  accountant,  to reasonably support the independent accountant's engagement with the Fund, and to provide the independent  accountant  reasonable access to the Records.  DSC also agrees to provide  periodic  sub-certifications  to the Fund's chief  compliance officer and certifying  principal  executive and financial  officers relating to the Services DSC performs, based on a form of sub-certification that DSC and the
Fund mutually and reasonably agree to, and subject to such limitations as may be reasonable or necessary to not make a material misstatement,  omission or untrue statement of fact.

     14. Compliance with Law

     A. In performing the Services,  DSC shall comply with all applicable  laws, and its standard of performance shall be in accord with such standards as may be imposed by law and the requirements of all regulatory authorities.

     B. DSC shall use commercially  reasonable efforts to make its employees who are responsible for providing the Services ("Relevant  Employees")  available to federal, state and local governmental and regulatory and supervisory authorities
having  jurisdiction  over  the  performance  of  the  Services   ("Governmental
Authorities") as may be required by such  Governmental  Authorities  pursuant to applicable law,  subpoena or order,  and as may be requested by any Governmental
Authorities on behalf of or with respect to the Fund or any of its affiliates or as may be  requested  by the  Fund to be  made  available  to such  Governmental
Authorities.

     15. Governing Law and Jurisdiction

     This  Agreement and  performance  hereunder  and all suits and  proceedings hereunder  shall be governed by and  construed in  accordance  with the internal laws of the Commonwealth of  Pennsylvania,  without giving effect to conflict of law principles.  Each of the parties to this Agreement expressly and irrevocably submits to the exclusive  jurisdiction of the courts of Pennsylvania  and waives any claims of  inconvenient  forum or venue.  To the extent that the laws

                                       13

of the Commonwealth of Pennsylvania  conflict with the applicable  provisions of the 1940 Act, the applicable provisions of the 1940 Act shall control.

     16. Services Not Exclusive

     A. DSC's  Services  are not  exclusive to the Fund and DSC shall be free to render similar services to others.

     B. DSC shall perform the Services  solely as an independent  contractor and no joint venture,  partnership,  employment, agency or any other relationship is intended, accomplished or embodied in this Agreement.

     C. In performing  the Services,  DSC is acting solely on behalf of the Fund and no  contractual  or service  relationship  shall be deemed to be established between DSC and any other person, including without limitation the custodian and
Fund shareholders.

     17. Force Majeure and Uncontrollable Events

     DSC shall  maintain  adequate  and reliable  computer  and other  equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the  Fund's  reasonable  request,  DSC shall  provide  supplemental  information concerning  the aspects of its disaster  recovery and business  continuity  plan that are relevant to the  Services.  Notwithstanding  the foregoing or any other provision of this Agreement, DSC assumes no responsibility  hereunder, and shall not be liable for, any damage, loss of data, business interruption, delay or any other loss whatsoever  caused by "Force Majeure  Events." "Force Majeure Events"
are  events  beyond  the   reasonable   control  of  DSC,  its  agents  and  its
Subcontractors.  In the event of Force  Majeure  Events,  or any  disaster  that causes  a  business  interruption,  DSC  shall  act in  good  faith  and  follow applicable  procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions.

     18. Severability

     If any  provision  of this  Agreement  shall be held or made  invalid,  the remainder of this  Agreement and the parties'  rights and  obligations  under it shall  not be  affected  by such  action,  and  the  invalid  provisions  of the
Agreement  shall be  deemed to be  severable  only in the  jurisdiction  that so determines.

     19. Survivability

     The  following   provisions   shall  survive   beyond  the  expiration  and
termination of this Agreement:

          o    All compensation provisions, including Section 2 Compensation and
               Expenses,  Section 3.C regarding  termination  fees and expenses, and Schedule C;

          o    Section 4. Amendments, Assignment and Delegation;

          o    Section 6. Representations and Warranties of the Fund;

                                       14

          o    Section 7. Representations and Warranties of DSC;

          o    Section 9. Indemnification and Limitation of Liability;

          o    Section 10. Books and Records, Retention and Rights of Ownership;

          o    Section 17. Force Majeure and Uncontrollable Events; and

          o    Section 18. Severability.

     20. Confidential Information

     "Confidential  Information" of a party shall be maintained  confidential by the  other  party,  and  shall  include:  (a) any  data or  information  that is competitively  sensitive  material,  and  not  generally  known  to the  public, including,  but not limited  to,  information  about  product  plans,  marketing strategies,  finances,  operations,  customer relationships,  customer profiles, customer  lists,  sales  estimates,  business  plans,  and internal  performance results relating to the past, present or future business  activities of the Fund
or  DSC,  their  respective   subsidiaries  and  affiliated  companies  and  the
customers, clients and suppliers of any of them; (b) any scientific or technical information,  design,  process,  procedure,  formula,  or  improvement  that  is commercially  valuable and secret in the sense that its confidentiality  affords the  Fund  or  DSC  a  competitive  advantage  over  its  competitors;  (c)  all confidential or proprietary concepts,  documents, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how,  and trade secrets,  whether or not patentable or  copyrightable;  (d)
non-public  portfolio holdings  information of the Portfolios;  and (e) anything designated as confidential.  DSC shall maintain  adequate  safeguards to prevent the use of the  Confidential  Information by DSC, its employees,  Subcontractors and  affiliates  for any purpose other than  performing  the Services under this
Agreement.   DSC  also  shall   maintain   adequate   safeguards  to  limit  the
dissemination  of a Portfolio's  non-public  portfolio  holdings  information to third parties (x) that assist DSC in the  performance of the Services under this
Agreement and have entered into a confidentiality  agreement no less restrictive than the terms in this  Agreement and (y) with the prior  written  consent of an officer of the Fund.

     However,   Confidential   Information   shall  not  be   subject   to  such
confidentiality  obligations if it: (a) is already known to a receiving party at the time it is obtained;  (b) is or becomes publicly known or available  through no wrongful act of a receiving  party;  (c) is rightfully  received from a third party who, to the best of a receiving party's knowledge,  is not under a duty of confidentiality;  (d) is released by a protected  party to a third party without restriction; (e) is required to be disclosed pursuant to the Fund's Registration
Statement  or by a  requirement  of a court  order,  subpoena,  governmental  or regulatory  agency or law (provided the disclosing  party will promptly  provide the other party written notice of such requirement, to the extent such notice is permitted);  (f) is  relevant  to the  defense  of any  claim or cause of action asserted  against  a  receiving  party;  or (g)  has  been  or is  independently developed or obtained by a receiving party.

                                       15

     21. Contract Terms To Be Exclusive

     This Agreement  constitutes the complete agreement of the parties about the covered subject matter,  and supersedes all prior  negotiations,  understandings and agreements bearing upon the covered subject matter.

     22. Waiver

     A party's waiver of a breach of any provision of this  Agreement  shall not operate or be construed  as a waiver of any  subsequent  breach by any party.  A party's  failure  to  insist  upon  strict  adherence  to any  provision  of the
Agreement  shall not  constitute  a waiver or deprive such party of the right to insist upon strict adherence to such provision.

     23. Counterparts and Reproduction of Documents

     This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which together  evidence the entire  Agreement.
This  Agreement  and  any  amendments  may be  reproduced  by  any  commercially acceptable  process.  The  parties  agree  that any such  reproduction  shall be admissible in evidence as the original itself in any judicial or  administrative proceedings, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement  facsimile or further  reproduction  of such  reproduction  shall be likewise admissible in evidence.

     24. Miscellaneous

     Paragraph  headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be duly executed all as of the day and year first above written.

OPTIMUM FUND TRUST                            DELAWARE SERVICE COMPANY, INC.

By:       /s/ Richard Salus                   By:      /s/ Richard Salus

Name:     Richard Salus                       Name:     Richard Salus

Title:    Chief Financial Officer             Title:    Chief Financial Officer

                                       16

                                   SCHEDULE A
                             TO THE FUND ACCOUNTING
            AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT BETWEEN
                       DELAWARE SERVICE COMPANY, INC. AND
                               OPTIMUM FUND TRUST
                              Dated October 1, 2007

Optimum Fund Trust
     Optimum Large Cap Growth Fund
     Optimum Large Cap Value Fund
     Optimum Small Cap Growth Fund
     Optimum Small Cap Value Fund
     Optimum International Fund
     Optimum Fixed Income Fund

                                   SCHEDULE B
                             TO THE FUND ACCOUNTING
            AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT BETWEEN
                       DELAWARE SERVICE COMPANY, INC. AND
                               OPTIMUM FUND TRUST
                              Dated October 1, 2007

     DSC shall  perform for the Fund and each of its  Portfolios  the  following fund accounting, financial administration and related services. Unless otherwise noted,  capitalized  terms used herein shall have the same meanings  assigned to them in the Agreement.

A.   Valuations

1.   Participate  on the Fund's  fair value  committee,  manage the  committee's
     decision-making   process  and  provide  Mellon  with  fair  value  pricing
     decisions.
2.   Provide  oversight of the Fund's pricing process,  including  maintaining a relationship with pricing vendors, providing Mellon with sources for prices obtained through broker/dealer quotes, and reviewing stale pricing reports.
3.   Verify that the daily net asset value ("NAV") is disseminated to interested parties;  facilitate  resolution of NAV errors,  and ensure that corrective action is  implemented,  if  necessary;  review  procedures  with Mellon to verify that appropriate controls are in place.
4.   Subject to the oversight and approval,  if necessary,  of the Fund's Board, select  pricing  vendors and  negotiate  and maintain  contracts  with such vendors for the benefit of the Fund.

B.   Calculation and Payment of Expenses

1.   Process  and pay  invoices  on  behalf of the Fund  until  the date  Mellon assumes  responsibility for paying approved invoices;  effective as of such date,  approve  bills  for  payment  by  Mellon  and  provide  Mellon  with allocation instructions and wire instructions.
2.   Provide Mellon with information on the amount of directors'/trustees'  fees to be accrued and the methodology  for allocating  these expenses among the
     Fund series.
3.   Issue   checks   on   behalf   of  the  Fund  to   directors/trustees   for
     director/trustee  compensation  (net of Philadelphia city wage tax) and for reimbursement  of meeting  expenses;  remit  Philadelphia  city wage tax on behalf of directors/trustees with respect to such payments.
4.   Provide  Mellon  with  asset-based  fee  information  on an  annual  basis, promptly notify Mellon of any changes  impacting these fees, and review and approve  Mellon's  fee  calculations  based on  timeframes  detailed in the applicable Service Level Document (as defined below).
5.   Provide  Mellon with any  applicable  expense  limitations  and review Fund series  expenses  to ensure that  expense  limitations  have been  properly implemented.
6.   Review  budget  assumptions  employed by Mellon for new and  existing  Fund series,  inform Mellon of any significant  new items  requiring  accrual or changes to current accruals,  and review the over  accruals/under  accruals and approve non-routine  adjustments to journal entries before the year-end excise tax period.

C.   Financial Reporting

1.   Manage  certifications  and  sub-certification   process  as  required  for
     financial reports, data and processes.
2.   Review financial reporting information provided by Mellon for prospectuses, statements of additional  information  and other  disclosure  documents and coordinate completion of financial administration responsibilities.

3.   Review  reports  on Form  N-CSR,  Form  N-SAR  and Form  N-Q for  accuracy, completeness,  and proper financial disclosures in conjunction with Mellon.
     Participate  in review  by,  and  resolution  of  comments  from,  external auditors when necessary or appropriate.
4.   If a closed-end fund,  analyze  financial data and coordinate  tender offer process with Fund management and the investment manager's legal department, the investment manager's investment team and Mellon.
5.   Support  Form N-SAR  reporting by  completing  and  reviewing  responses to financial questions.
6.   Provide  financial  data  for  inclusion  in  board  reports,  and  furnish
     direction  to  Mellon  regarding  board  reporting   requirements.   Review
     financial information included in board reports prior to distribution.
7.   In conjunction with Mellon, provide analysis and recommendations  regarding the impact of new accounting pronouncements on the Fund.

D.   Portfolio Securities Transactions and Trade Operations

1.   Coordinate  notification of, and responses to, voluntary  corporate actions between Mellon and the investment manager's investment team. Facilitate and ensure issues resolution.
2.   Maintain  data  requirements  for order  management  and  trading  systems, including,  but not limited to, XIP,  Predator,  Bloomberg,  and  Long-Term
     Trade.
3.   Ensure  that   information  on  executed  trades  is  provided  to  Mellon, broker/dealers  and agents,  including  information  on trades not executed through trading systems (e.g., derivatives,  swaps and currency contracts).
     Confirm executed trades with broker/dealers and agents.
4.   Provide support and trade maintenance for soft dollar transactions.
5.   Provide  ad  hoc  support  for  trading  systems,   including  testing  and
     implementation   of  enhancements  and   modifications.
6.   Manage trade settlement processes between the custodians and broker/dealers for  Fund for  standard  trades,  next day  settlements,  cash  trades  and mortgage-backed securities.
7.   Maintain  relationships with custodian banks in support of trade settlement processes.

E.   Dividends and Distributions

1.   Review  dividend  projections  prepared by Mellon,  prepare  Section  19(a)
     notices and coordinate with the investment  manager's  legal  department to prepare press releases regarding dividends and distributions.
2.   Coordinate  dividend process with Mellon,  the Fund's transfer agent,  Fund management, and the investment manager's legal department.
3.   Ensure timely payout of Fund  distributions for both net income and capital
     gains,  and  verify  appropriate  and  timely   dissemination  of  data  to
     interested   parties.   Conduct   summary  level  review  of   distribution
     calculations and amounts.

F.   Reconciliation and Cash Management

1.   Review  cash  and  principal  assets  reconciliation  reports  to  mitigate potential NAV impacts resulting from cash, position or share discrepancies.
2.   Monitor the daily delivery of investable cash information to the investment manager's  investment  team and  respond to  questions  and  ensure  timely resolution  of issues.  Act as liaison  between  the  investment  manager's investment team and Mellon.

G.   Fund Performance Information

1.   Provide oversight for timely  dissemination of performance  information and conduct trend analysis review on performance information.

H.   Audit Support

1.   In  coordination  with Mellon,  participate  in planning  and  execution of external  audits and coordinate  and  participate in responses to inquiries from external auditor.
2.   Receive and maintain copy of external audit correspondence.

I.   Tax Reporting and Consulting

1.   Provide  detailed  review of all  federal,  state and city tax  returns and ancillary schedules, including year-end excise tax distributions.
2.   Provide  consulting  services,   including   interpretation  of  applicable
     regulations, to the Fund and Mellon regarding tax diversification.
3.   Ensure that all tax returns are filed in accordance  with filing  deadlines and maintain copies of tax returns, including proof of timely mailing.
4.   Monitor and be  familiar  with new and  proposed  tax  legislation  through membership in the Investment  Company  Institute's  tax committee and other
     legal,   financial   and  trade   organizations.   Provide   analysis   and
     recommendations regarding the impact of new tax legislation on the Fund.
5.   Prepare  non-shareholder  tax forms, as required,  including Form 1099, for each member of the board of trustees.
6.   Review and provide  comments  on the  tax-related  sections of  shareholder reports,  Section  19(a)  notices,  prospectuses,  statements of additional information and other disclosure documents, and audit work preparation.

J.   Compliance Monitoring

1.   Ensure that  diversification  tests are completed as prescribed by Internal
     Revenue  Service  and  Securities  and  Exchange  Commission   regulations.
     Facilitate  corrective action with the investment manager's investment team as necessary.
2.   Ensure  compliance  with  Subchapter  M and  Section  4982 of the  Internal
     Revenue Code.

K.   Data Feeds

1.   Participate in managing the  dissemination of Fund data to third parties by furnishing  Mellon with details  regarding new requests and notification of changes to Fund and Fund management.

L.   Performance of Services by Mellon

1.   Establish and monitor certain service level requirements as detailed in the service level  documents  (each a "Service  Level  Document")  entered into between DSC and Mellon with respect to Mellon's  performance  of its duties pursuant to the Mellon Fund Accounting Agreement with the Fund.
2.   Evaluate Mellon's performance against the mutually agreed upon requirements as  detailed  in  the  applicable  Service  Level  Document  and  recommend adjustments as necessary.
3.   Conduct periodic due diligence review of Mellon's  processes as detailed in the applicable Service Level Document.

4.   Ensure that corrective action plans are developed and implemented by Mellon as a result of a service  requirement default as detailed in the applicable
     Service Level Documents.

M.   Business Continuity

1.   Confirm the adequacy of disaster recovery plans with respect to systems and processes of third party  vendors  selected by the Fund or DSC and relating to fund accounting and financial administration.

N.   Relationship Management

1.   Participate  in meetings  with  Mellon to discuss  trends,  technology  and strategic direction, and report pertinent information to the Fund board.
2.   Represent  interests of Fund board at annual meeting with Mellon to discuss
     services    provided,    system    functionality   and    policy/procedural
     documentation.

O.   Other

1.   Review leverage  requirements and manage credit facilities on behalf of the
     Fund.
2.   Monitor the flow of information  between Mellon and the Fund's proxy voting agent.  In order to ensure proper voting of proxies  received in connection with  securities held by the  Portfolio(s),  review the Fund's proxy voting summaries,  which will be  prepared by Mellon from the records of the proxy voting agent.
3.   If a closed-end  fund,  act as liaison  between  Mellon and the  investment manager's investment team, Moody's Investor Services, Standard & Poor's and the investment  manager's  compliance  department  for  closed-end  ratings agency tests,  ensuring that  communication and corrective action protocols are maintained.
4.   Arrange  in good faith for the  amendment  of the  Mellon  Fund  Accounting
     Agreement or the negotiation of new contractual  arrangements  with another
     service   provider  with  respect  to  new  fund  accounting  or  financial administration  services  requested by the Funds or required by  applicable law after the date of this Agreement.

                                   SCHEDULE C
                             TO THE FUND ACCOUNTING
                AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT
                                     BETWEEN
                       DELAWARE SERVICE COMPANY, INC. AND
                               OPTIMUM FUND TRUST
                              Dated October 1, 2007

Annual Fee

The Fund  shall pay to DSC the  following  Annual  Fees  (which are based on the aggregate average daily net assets of the Fund):

Average Daily Net Assets                                      Annual Fees

First $3 billion of average daily net assets                  0.0050%
Next $2 billion of average daily net assets                   0.0045%
Next $2.5 billion of average daily net assets                 0.0040%
Next $2.5 billion of average daily net assets                 0.0030%
Over $10 billion of average daily net assets                  0.0025%

                                   SCHEDULE D
                             TO THE FUND ACCOUNTING
                AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT
                                     BETWEEN
                       DELAWARE SERVICE COMPANY, INC. AND
                               OPTIMUM FUND TRUST
                              Dated October 1, 2007

LIST OF AUTHORIZED PRICING VENDORS:

Name of Vendor                                       Types of Securities
Interactive Data                            Equities (US and Foreign), Taxable
                                            Bonds, Non Taxable Bonds, CDS
Standard & Poor's (including JJ Kenny)      Non Taxable Bonds, Taxable Bonds
Bloomberg                                   Equities, Bonds, Futures, Options
Reuters                                     Exchange Rates, Equities, Taxable Bonds
Markit Data (via Interactive Data)          CDS and CDX Swap pricing (this is
                                            either direct or via IDC)

FAIR VALUATION INFORMATION VENDOR(S):

 Name of Vendor                                      Types of Securities
 Interactive Data Fair Value Service        Foreign Equities

LIST OF AUTHORIZED DATA INFORMATION VENDORS:

 Name of Vendor                                       Type of Service
 GICS                                       Security Classifications
 Xcitek                                     Corporate Actions Notifications
 S&P - CUSIP                                CUSIP Database
 Securities Class Action Services LLC       Class Action Notification
 LSE - SEDOL License                        SEDOL Database
 Thomson Financial                          Municipal Floating Rates